Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated March 1, 2021 Registration No. 333-253702

JELD-WEN Holding, Inc. Announces Launch of Secondary Offering and Repurchase of Common Stock

CHARLOTTE, N.C., March 1, 2021 /PRNewswire/ — JELD-WEN Holding, Inc. (the “Company”) (NYSE: JELD) today announced that Onex Corporation and certain investment funds managed by Onex Partners Manager LP and its affiliates (collectively, the “selling shareholders”) intend to offer 7,000,000 shares of the Company’s common stock for sale in an underwritten public offering. The shares will be offered to the public at a fixed price, which may be changed at any time without notice.

The Company is not selling any shares in this offering and will not receive any proceeds from the sale of shares by the selling shareholders in this offering.

Subject to the completion of the offering, the Company intends to repurchase 800,000 of the aggregate 7,000,000 shares of the Company’s common stock that are the subject of the offering (the “share repurchase”). The price per share to be paid by the Company will equal the price at which the underwriter will purchase the shares from the selling shareholders in the offering. Accordingly, the number of shares of the Company’s common stock available to the general public will be 6,200,000 shares. The offering of shares is not conditioned upon the completion of such share repurchase.

Goldman Sachs & Co. LLC is acting as sole underwriter in the offering.

The Company may file a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before making any investment decision, you should read the prospectus in that registration statement and the documents incorporated by reference in that registration statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Nothing in this press release should be construed as an offer to sell, or the solicitation of an offer to buy, any securities subject to the share repurchase.

About JELD-WEN

JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing and distribution facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the offering of shares. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the share repurchase, the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, and our other filings with the SEC. The forward-looking statements included in this press release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Investor Relations and Media:

JELD-WEN Holding, Inc.

Chris Teachout

Director, Investor Relations

704-378-7007

investors@jeldwen.com